SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 30, 2004

(Date of earliest event reported)

Openwave Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1400 Seaport Boulevard

Redwood City, CA 94063

(Address of principal executive offices)

(650) 480-8000

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On July 30, 2004, the Registrant, Openwave Systems Inc. (“Openwave”) consummated its previously announced acquisition of Magic4 Limited (“Magic4”), a private company incorporated in the United Kingdom, acquiring the entire issued share capital of Magic4 from the existing Magic4 shareholders. As a result of the transaction, Magic4 became a wholly owned subsidiary of Openwave. The purchase price consisted of 2,271,446 newly issued shares of Openwave’s common stock, cash in the amount of approximately $54.0 million and loan notes with an aggregate face value of approximately $3.8 million. The loan notes are payable on demand after 6 months, but no later than August 31, 2005 and bear interest at a rate of 1.5% per annum. Openwave funded the cash portion of the consideration for the acquisition using cash on-hand. The net cash remitted to Magic4 shareholders will be approximately $46 million after accounting for Magic4’s cash on-hand and excluding the payment of the loan notes. The acquisition will be accounted for under the purchase accounting method. A copy of the related press release is attached to this Current Report on Form 8-K as Exhibit 99.1

Item 7. Exhibits

99.1	Press Release issued by Openwave Systems Inc. on August 2, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ STEVE PETERS
Name:	Steve Peters
Title:	SVP, Chief Administrative and Legal Officer

Date: August 3, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Openwave Systems Inc. on August 2, 2004.